UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2010

TaxMasters, Inc.
(Exact name of registrant specified in charter)

Nevada	33-11986-LA	91-2008803
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Town & Country Lane, Suite 400, Houston, TX	77024
(Address of principal executive offices)	(Zip Code)

(281) 497-5937
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2010, the Registrant entered into a voluntary Financial Reorganization Agreement with Patrick R. Cox, the Registrant’s Chief Executive Officer and majority and controlling shareholder, and Olde Monmouth Stock Transfer Co., Inc., the Registrant’s transfer agent (“Olde Monmouth”).

Pursuant to the Financial Reorganization Agreement, Mr. Cox transferred 200 million shares of common stock owned by him to Olde Monmouth, which shall hold such shares in escrow until June 30, 2015.  Such escrowed shares were originally issued to Mr. Cox in a “B” reorganization under the Internal Revenue Code of 1986.  While the escrowed shares are held by Olde Monmouth in escrow, Mr. Cox shall not have the right to vote such escrowed shares nor receive any dividend or other distributions in respect of such escrowed shares.  After each of the Registrant’s fiscal years completed prior to June 30, 2015, Mr. Cox shall be entitled to claw back the number of such escrowed shares based upon a formula tied to the financial performance of the Registrant for such fiscal year.  Such formula is set forth in the Financial Reorganization Agreement.  At June 30, 2015, any escrowed shares not released to Mr. Cox pursuant to the Financial Reorganization Agreement shall be cancelled.

The Registrant entered into the Financial Reorganization Agreement at the request of Mr. Cox for the business purpose of bringing the valuation and market capitalization of the Registrant, based upon the underlying profitability thereof, into a proper range for the direct benefit of the existing and future shareholders of the Registrant (other than Mr. Cox).

Notwithstanding the conditional “claw back” of the escrowed shares by Mr. Cox under the Financial Reorganization Agreement, Mr. Cox continues to hold the “Control Series” of preferred stock and thus remains the controlling shareholder of the Registrant and, by virtue of his ownership of approximately 98 million shares of the Registrant’s common stock, Mr. Cox remains the majority common shareholder of the Registrant.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1  Financial Reorganization Agreement, dated as of June 30, 2010, by and among the Registrant, Patrick R. Cox and Olde Monmouth Stock Transfer Co., Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 7th day of July 2010.

TAXMASTERS, INC.

By: /s/ Patrick R. Cox
Name: Patrick R. Cox
Title: Chief Executive Officer